SECOND AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT, dated as of the 18th day of September, 2015, to the Distribution Agreement dated as of July 3, 2006, as amended June 12, 2012 (the “Agreement”) is entered into by and among Advisors Series Trust, a Delaware statutory trust (the “Trust”), Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”) and Capital Advisors, Inc, (the “Advisor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

WHEREAS, the parties desire to amend the fees of the Agreement; and

NOW THEREFORE, pursuant to Section 11 of the Agreement, the parties hereby amend the Agreement as follows:

The previous Amended Exhibit B and Exhibit B-1 are hereby superseded and replaced with Amended Exhibit B (“Amended Exhibit B”) attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ADVISORS SERIES TRUST	QUASAR DISTRIBUTORS, LLC
By: /s/ Douglas G. Hess	By: /s/ James R. Schoenike
Name: Douglas G. Hess	Name: James R. Schoenike
Title: President	Title: President

CAPITAL ADVISORS, INC.

By: /s/ Channing S. Smith
Name: Channing S. Smith
Title: Managing Director

Amended Exhibit B
to the Distribution Agreement - Capital Advisors Funds
REGULATORY DISTRIBUTION SERVICES - FEE SCHEDULE at September, 2015
Regulatory Distribution Annual Services Per Fund*
.[   ] basis point on average net assets over $[   ] million plus
Base annual fee:
▪ $[   ] /fund
Default sales loads and distributor concession, if applicable, are paid to Quasar.
Standard Advertising Compliance Review
 $[   ] per communication piece for the first [   ] pages (minutes if tape or video); $[   ] /page (minute if tape or video) thereafter.
 $[   ] FINRA filing fee per communication piece for the first [   ] pages (minutes if tape or video); $[   ] /page (minute if tape or video) thereafter.
(FINRA filing fee may not apply to all communication pieces)
Expedited Advertising Compliance Review
 $[   ] for the first [   ] pages (minutes if audio or video); $[   ] /page (minute if audio or video) thereafter, [   ] hour initial turnaround.
 $[   ] FINRA filing fee per communication piece for the first [   ] pages (minutes if audio or video); $[   ] /page (minute if audio or video) thereafter.

Licensing of Investment Advisor’s Staff (if desired)
▪ $[   ] /year per registered representative
▪ Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
▪ $[   ] /FINRA designated branch location
▪ All associated FINRA and state fees for Registered Representatives, including license and renewal fees
Fund Fact Sheets
▪ Design - $[   ] /fact sheet, includes first production
▪ Production - $[   ] /fact sheet per production period
▪ All printing costs are out-of-pocket expenses in addition to the design and production fees
▪ Web sites, third-party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal
Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:
▪ Typesetting, printing and distribution of prospectuses and shareholder reports
▪ Production, printing, distribution, and placement of advertising, sales literature, and materials
▪ Engagement of designers, free-lance writers, and public relations firms
▪ Postage, overnight delivery charges
▪ FINRA registration fees/other costs to fulfill regulatory requirements Record retention (Including RR email correspondence if applicable)
▪ Travel, lodging, and meals
*Subject to annual CPI increase, Milwaukee MSA.
▪ Fees are billed monthly.

Advisor’s Signature below acknowledges approval of the fee schedule on this Amended Exhibit B for the Capital Advisors Funds.

Capital Advisors, Inc.

By: /s/ Channing S. Smith
Printed Name: Channing S. Smith
Title: Managing Director                            Date: 9-25-15